Exhibit 99.1

American Assets Trust, Inc. Acquires “City Center Bellevue” Trophy Office Tower in Bellevue, Washington

Company Release – 8/21/12

SAN DIEGO –American Assets Trust, Inc. (NYSE: AAT) (the “Company”) has completed the acquisition of “City Center Bellevue,” a 27-story trophy LEED-EB Gold certified office tower consisting of approximately 497,000 square feet, located in the heart of Bellevue’s Central Business District at 500 108th Avenue NE, Bellevue, Washington.

The purchase was approximately $229 million, funded with a combination of cash on hand and funds drawn against the Company’s existing credit facility. The Company anticipates placing mortgage financing on City Center Bellevue.

City Center Bellevue offers outstanding panoramic views of Mount Rainier, Lake Washington, the Cascade and Olympic Mountains and the Seattle skyline.

City Center Bellevue’s central location provides tenants with convenient access to downtown amenities, the freeway and public transportation. Approximately 92% of City Center Bellevue’s rentable square feet is leased. Major tenants at City Center Bellevue include Caradigm, HDR Engineering, Inc., Intelius, Inc., Sucker Punch Productions, LLC, Global Scholar, Inc., Cisco Systems, Inc. and Morgan Stanley.

The purchase of City Center Bellevue marks the Company’s entrance into the Seattle/Bellevue market. “We are thrilled to expand into the Seattle/Bellevue region, and proud to add City Center Bellevue to our portfolio of trophy assets,” said John W. Chamberlain, the Company’s Chief Executive Officer and President.

The transaction was structured to accommodate a possible tax deferred exchange pursuant to the provisions of Section 1031 of the Internal Revenue Code of 1986 and applicable state revenue and taxation code sections.

About American Assets Trust, Inc.

The Company is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. For over 40 years, the Company has been acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii. The Company’s retail portfolio comprises approximately 3.0 million rentable square feet, and its office portfolio comprises approximately 2.8 million square feet. In addition, the Company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and over 900 multifamily units. In 2011, the Company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements

This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the Company’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s annual report on Form 10-K filed on March 9, 2012 and other risks described in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:

American Assets Trust

Robert F. Barton

Executive Vice President and Chief Financial Officer

858-350-2607